                          CONSENT OF ERNST & YOUNG LLP

                                  EXHIBIT 23.2

                         CONSENT OF INDEPENDENT AUDITORS


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Wilmington Trust Corporation for the registration of $250,000,000 in Subordinated Notes due 2013 and to the incorporation by reference therein of our report dated January 26, 2001, with respect to the consolidated statements of income, changes in stockholders' equity, and cash flows of Wilmington Trust Corporation for the year ended December 31, 2000 included in its Annual Report (Form 10-K) for the year ended December 31, 2002, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Philadelphia, Pennsylvania
July 11, 2003